Release:     October 17, 2017

CP reports third quarter diluted EPS of $3.50, adjusted diluted EPS of $2.90, raises full-year guidance
Calgary, AB - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced third-quarter adjusted diluted earnings per share (EPS) of $2.90, an increase of 6 percent, and revenue grew 3 percent to $1.6 billion. On the strength of its operating model, CP produced an operating ratio of 56.7 percent.
“Thanks to the hard work of our CP family and a disciplined, balanced approach in the marketplace and to our operations, we were able to produce another quarter of exceptional results,” said Keith Creel, CP President and Chief Executive Officer. “Volume momentum grew over the course of the quarter, setting us up for a strong finish to the year. As a result, we are raising our 2017 guidance.”
THIRD-QUARTER HIGHLIGHTS

•	Revenue grew 3 percent to $1.6 billion from $1.55 billion

•	Diluted earnings per share rose 50 percent to $3.50 from $2.34 and adjusted diluted earnings per share advanced 6 percent to $2.90 from $2.73

•	The operating ratio of 56.7 percent improved by 100 basis points from 57.7 percent

•	Operating income increased 5 percent to $690 million from $657 million

•	Cash from operations for the first nine months rose to $1.45 billion from $1.32 billion a year earlier, supporting a gain in free cash flow to $575 million from $488 million in the same period.

CP is revising its 2017 guidance upwards, and now expects adjusted diluted EPS to grow in the double-digits from full-year 2016 adjusted diluted EPS of $10.29.
“We remain grounded in our foundations of precision railroading and continue to pursue sustainable, profitable growth, which has us well-positioned to finish the year with strong momentum leading into 2018 and beyond,” Creel said.
CP will discuss its results with the financial community in a conference call beginning at 4:30 p.m. eastern time (2:30 p.m. mountain time) on October 17.
Conference Call Access
Toronto participants dial in number: 1-647-427-7450
Operator assisted toll free dial in number: 1-888-231-8191
Callers should dial in 10 minutes prior to the call.
Webcast
We encourage you to access the webcast and presentation material at investor.cpr.ca
A replay of the third-quarter conference call will be available by phone through to November 17, 2017 at 416-849-0833 or toll free 1-855-859-2056, password 98468121.

Access to the webcast and audio file of the presentation will be made available at investor.cpr.ca
Non-GAAP Measures
In this news release, CP has provided a forward looking non-GAAP measure. It is not practicable to provide a reconciliation to a forward-looking reported diluted EPS, the most comparable GAAP measure, due to unknown variables and uncertainty related to future results. For further information regarding non-GAAP measures, including reconciliations to the nearest GAAP measures, see the attached supplementary schedule Non-GAAP Measures.
Note on forward-looking information
This news release contains certain forward-looking information within the meaning of applicable securities laws relating, but not limited, to our operations, priorities and plans, anticipated financial performance, including our 2017 full-year guidance, business prospects, planned capital expenditures, programs and strategies. This forward-looking information also includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as “financial expectations”, “key assumptions”, “anticipate”, “believe”, “expect”, “plan”, “will”, “outlook”, “should” or similar words suggesting future outcomes. To the extent that CP has provided guidance using non-GAAP financial measures, the Company may not be able to provide a reconciliation to a GAAP measure, due to unknown variables and uncertainty related to future results.
Undue reliance should not be placed on forward-looking information as actual results may differ materially from the forward-looking information. Forward-looking information is not a guarantee of future performance. By its nature, CP's forward-looking information involves numerous assumptions, inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including but not limited to the following factors: changes to the assumptions upon which the 2017 full-year guidance is based, as set out in CP’s annual and interim reports on Form 10-K and 10-Q; changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Item 1A - Risk Factors" and "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Information" in CP's annual and interim reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on forward-looking information. Forward looking information is based on current expectations, estimates and projections and it is possible that predictions, forecasts, projections, and other forms of forward-looking information will not be achieved by CP. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.
About Canadian Pacific
Canadian Pacific Railway Limited (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit www.cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Martin Cej
403-319-7298
24/7 Media Email alert_mediarelations@cpr.ca
Martin_Cej@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca

ITEM 1. FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars, except share and per share data)	2017	2016	2017	2016
Revenues
Freight	$1,547	$1,510	$4,708	$4,464
Non-freight	48	44	133	131
Total revenues	1,595	1,554	4,841	4,595
Operating expenses
Compensation and benefits (Note 11)	256	294	766	907
Fuel	150	138	480	394
Materials	45	39	142	133
Equipment rents	35	43	108	132
Depreciation and amortization	162	155	493	478
Purchased services and other (Note 4)	257	228	812	690
Total operating expenses	905	897	2,801	2,734

Operating income	690	657	2,040	1,861
Less:
Other income and charges (Note 5)	(105)	71	(194)	(119)
Net interest expense	115	116	357	355
Income before income tax expense	680	470	1,877	1,625
Income tax expense (Note 6)	170	123	456	410
Net income	$510	$347	$1,421	$1,215

Earnings per share (Note 7)
Basic earnings per share	$3.50	$2.35	$9.72	$8.06
Diluted earnings per share	$3.50	$2.34	$9.70	$8.02

Weighted-average number of shares (millions) (Note 7)
Basic	145.5	147.3	146.2	150.7
Diluted	145.8	148.3	146.6	151.6

Dividends declared per share	$0.5625	$0.5000	$1.6250	$1.3500
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2017	2016	2017	2016
Net income	$510	$347	$1,421	$1,215
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	19	(7)	38	33
Change in derivatives designated as cash flow hedges	2	1	11	(75)
Change in pension and post-retirement defined benefit plans	38	47	113	137
Other comprehensive income before income taxes	59	41	162	95
Income tax expense on above items	(34)	(3)	(78)	(51)
Other comprehensive income (Note 3)	25	38	84	44
Comprehensive income	$535	$385	$1,505	$1,259
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	September 30	December 31
(in millions of Canadian dollars)	2017	2016
Assets
Current assets
Cash and cash equivalents	$142	$164
Accounts receivable, net	628	591
Materials and supplies	157	184
Other current assets	65	70
	992	1,009
Investments	185	194
Properties	16,700	16,689
Goodwill and intangible assets	187	202
Pension asset	1,356	1,070
Other assets	59	57
Total assets	$19,479	$19,221
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$1,139	$1,322
Long-term debt maturing within one year (Notes 8 and 10)	749	25
	1,888	1,347
Pension and other benefit liabilities	726	734
Other long-term liabilities	221	284
Long-term debt (Note 10)	7,384	8,659
Deferred income taxes	3,695	3,571
Total liabilities	13,914	14,595
Shareholders’ equity
Share capital	2,025	2,002
Additional paid-in capital	42	52
Accumulated other comprehensive loss (Note 3)	(1,715)	(1,799)
Retained earnings	5,213	4,371
	5,565	4,626
Total liabilities and shareholders’ equity	$19,479	$19,221
Contingencies (Note 13)
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2017	2016	2017	2016
Operating activities
Net income	$510	$347	$1,421	$1,215
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	162	155	493	478
Deferred income taxes (Note 6)	77	50	168	233
Pension funding in excess of expense (Note 12)	(59)	(26)	(178)	(105)
Foreign exchange (gain) loss on long-term debt (Note 5)	(105)	46	(200)	(153)
Other operating activities, net	(1)	(17)	(88)	(130)
Change in non-cash working capital balances related to operations	(57)	36	(167)	(217)
Cash provided by operating activities	527	591	1,449	1,321
Investing activities
Additions to properties	(319)	(294)	(895)	(902)
Proceeds from sale of properties and other assets (Note 4)	13	16	29	87
Other	—	—	5	(2)
Cash used in investing activities	(306)	(278)	(861)	(817)
Financing activities
Dividends paid	(83)	(75)	(229)	(182)
Issuance of CP Common Shares	2	5	39	14
Purchase of CP Common Shares (Note 9)	(226)	(412)	(368)	(1,200)
Repayment of long-term debt, excluding commercial paper	(3)	(12)	(17)	(30)
Net issuance of commercial paper (Note 8)	—	190	—	366
Settlement of forward starting swaps (Note 10)	—	—	(22)	—
Other	—	—	—	(3)
Cash used in financing activities	(310)	(304)	(597)	(1,035)

Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(7)	2	(13)	(16)
Cash position
(Decrease) increase in cash and cash equivalents	(96)	11	(22)	(547)
Cash and cash equivalents at beginning of period	238	92	164	650
Cash and cash equivalents at end of period	$142	$103	$142	$103

Supplemental disclosures of cash flow information:
Income taxes paid	$78	$17	$364	$274
Interest paid	$140	$148	$385	$395
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

(in millions of Canadian dollars, except common share amounts)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at January 1, 2017	146.3	$2,002	$52	$(1,799)	$4,371	$4,626
Net income	—	—	—	—	1,421	1,421
Other comprehensive income (Note 3)	—	—	—	84	—	84
Dividends declared	—	—	—	—	(237)	(237)
CP Common Shares repurchased (Note 9)	(1.8)	(26)	—	—	(342)	(368)
Shares issued under stock option plan	0.5	49	(10)	—	—	39
Balance at September 30, 2017	145.0	$2,025	$42	$(1,715)	$5,213	$5,565
Balance at January 1, 2016	153.0	$2,058	$43	$(1,477)	$4,172	$4,796
Net income	—	—	—	—	1,215	1,215
Other comprehensive income (Note 3)	—	—	—	44	—	44
Dividends declared	—	—	—	—	(202)	(202)
Effect of stock-based compensation expense	—	—	11	—	—	11
CP Common Shares repurchased (Note 9)	(6.9)	(84)	—	—	(1,126)	(1,210)
Shares issued under stock option plan	0.2	26	(11)	—	—	15
Balance at September 30, 2016	146.3	$2,000	$43	$(1,433)	$4,059	$4,669
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017
(unaudited)

1    Basis of presentation

These unaudited interim consolidated financial statements of Canadian Pacific Railway Limited (“CP”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2016 annual consolidated financial statements and notes included in CP's 2016 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing the 2016 annual consolidated financial statements, except for the newly adopted accounting policies discussed in Note 2.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the unaudited interim consolidated financial statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2    Accounting changes

Implemented in 2017

Compensation - Stock Compensation

In March 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) 2016-09, Improvements to Employee Share-based Payment Accounting, under FASB Accounting Standards Codification ("ASC") Topic 718. The amendments clarify the guidance relating to treatment of excess tax benefits and deficiencies, acceptable forfeiture rate policies, and treatment of cash paid by an employer when directly withholding shares for tax-withholding purposes and the requirement to treat such cash flows as a financing activity. As a result of this ASU, excess tax benefits are no longer recorded in additional paid-in capital and instead are applied against taxes payable or recognized in the interim consolidated statement of income. This ASU was effective for CP beginning on January 1, 2017. The Company has determined that there were no significant changes to disclosure or financial statement presentation and changes in accounting for excess tax benefits and deficiencies were not material as a result of adoption.

Simplifying the Measurement of Inventory

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory under FASB ASC Topic 330. The amendments require that reporting entities measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments apply to inventory that is measured using the first-in, first-out or average cost basis. This ASU was effective for CP beginning on January 1, 2017 and was applied prospectively. The Company determined there were no changes to disclosure, financial statement presentation, or valuation of inventory as a result of adoption.

Future changes

Leases

In February 2016, the FASB issued ASU 2016-02, Leases under FASB ASC Topic 842 which will supersede the lease recognition and measurement requirements in Topic 840 Leases. This new standard requires recognition of right-of-use assets and lease liabilities by lessees for those leases classified as finance and operating leases with a maximum term exceeding 12 months. For CP this new standard will be effective for interim and annual periods commencing January 1, 2019. Entities are required to use a modified retrospective approach to adopt this new standard meaning there will be no impact to the consolidated statements of income; however, the comparative consolidated balance sheet will be adjusted to reflect the provisions of this standard. The Company has a detailed plan to implement the new standard and is assessing contractual arrangements, through a cross functional team, that may qualify as leases under the new standard. CP is also working with a vendor to implement a lease management system which will assist in delivering the required accounting changes. During the third quarter, CP's cross functional team and the vendor finalized system requirements and developed work flows and testing scenarios that will permit system implementation and parallel testing in 2018 for CP's lease system solution. The impact of the new standard will be a material increase to right of use assets and lease liabilities on the consolidated balance sheet, primarily, as a result of operating leases currently not recognized on the balance sheet. The Company does not anticipate a material impact to the consolidated statement of income and is currently evaluating the impact adoption of this new standard will have on disclosure.

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers under FASB ASC Topic 606. In March 2016, the FASB issued amendment ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations as an update under FASB ASC Topic 606. The amendments clarify the principal versus agent guidance in determining whether to recognize revenue on a gross or net basis. The guidance in Topic 606, as amended, will be effective for CP for interim and annual periods commencing January 1, 2018, and CP has the option of adopting the new standard by using either a full retrospective or a modified retrospective approach. CP has decided to adopt this new standard using a modified retrospective approach. CP has analyzed contracts for a significant proportion of the Company’s annual rail freight revenue, which represents greater than 95% of CP’s annual revenues, and has concluded that recognizing these revenues over time as rail freight services are performed continues to be appropriate. CP continues to perform detailed reviews of a variety of specific contractual terms. These include assessing potential additional performance obligations, certain arrangements in the context of the new guidance on principal versus agent, contract origination and fulfillment costs, variable compensation and an assessment of required new disclosures. At this time CP does not expect a material change to revenue recognition from adopting this standard.

Intangibles - Goodwill and Other

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment under FASB ASC Topic 350. This is intended to simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The amendments are effective for CP beginning on January 1, 2020. Entities are required to apply the amendments in this update prospectively from the date of adoption. The Company does not anticipate that the adoption of this ASU will impact CP's financial statements as there is a sufficient excess between the fair value and carrying value of CP's goodwill. Furthermore CP expects to continue to apply the Step 0 qualitative assessment when testing for goodwill impairment.

Compensation - Retirement Benefits

In March 2017, the FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost under FASB ASC Topic 715. The amendments clarify presentation requirements for net periodic pension cost and net periodic post-retirement benefit cost and require that an employer report the current service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net periodic benefit cost are required to be presented in the consolidated statement of income separately from the current service cost component and outside a subtotal of income from operations if one is presented. The amendments also restrict capitalization to the current service cost component when applicable. The amendments are effective for CP beginning on January 1, 2018. The amendments related to presentation are required to be applied retrospectively and the restrictions on capitalization of the current service cost component are applicable prospectively on the date of adoption. The impacts of the reclassification are detailed as follows:

	For the three months ended September 30		For the nine months ended September 30		Year ended December 31(1)
(in millions of Canadian dollars)	2017	2016	2017	2016	2017	2016
Decrease in operating income	$68	$41	$203	$127	$272	$167
(1) December 31, 2017 figure is an estimate.

There will be no change to net income or earnings per share as a result of adoption of this new standard. The new guidance restricting capitalization of pensions to the current service cost component of net periodic benefit cost will have no impact to operating income or amounts capitalized because the Company currently only capitalizes an appropriate portion of current service cost for self-constructed properties. CP is currently assessing the disclosure requirements of this ASU.

Derivatives and Hedging

In August 2017, the FASB issued ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities, under FASB ASC Topic 815. This is intended to improve the financial reporting of hedging relationships to better portray the economic results of an entity's risk management activities in its financial statements. These amendments also make targeted improvements to simplify the application of the hedge accounting guidance in current GAAP. The amendments are effective for CP beginning on January 1, 2019, although early adoption is permitted. Entities are required to apply the amendments in this update to hedging relationships existing on the date of adoption, reflected as of the beginning of the fiscal year of adoption. The Company does not anticipate a material impact to the consolidated statement of income and is currently evaluating the impact adoption of this new standard will have on disclosure. The Company is evaluating the possibility of early adopting this standard with a January 1, 2018 effective date.

3    Changes in accumulated other comprehensive loss ("AOCL") by component

	For the three months ended September 30
(in millions of Canadian dollars, net of tax)	Foreign currency net of hedging activities	Derivatives and other	Pension and post-retirement defined benefit plans	Total
Opening balance, July 1, 2017	$124	$(97)	$(1,767)	$(1,740)
Other comprehensive loss before reclassifications	(5)	—	—	(5)
Amounts reclassified from accumulated other comprehensive loss	—	2	28	30
Net current-period other comprehensive (loss) income	(5)	2	28	25
Closing balance, September 30, 2017	$119	$(95)	$(1,739)	$(1,715)
Opening balance, July 1, 2016	$124	$(157)	$(1,438)	$(1,471)
Other comprehensive income (loss) before reclassifications	2	(1)	1	2
Amounts reclassified from accumulated other comprehensive loss	—	2	34	36
Net current-period other comprehensive income	2	1	35	38
Closing balance, September 30, 2016	$126	$(156)	$(1,403)	$(1,433)

	For the nine months ended September 30
(in millions of Canadian dollars, net of tax)	Foreign currency net of hedging activities	Derivatives and other	Pension and post-retirement defined benefit plans	Total
Opening balance, January 1, 2017	$127	$(104)	$(1,822)	$(1,799)
Other comprehensive loss before reclassifications	(8)	(7)	—	(15)
Amounts reclassified from accumulated other comprehensive loss	—	16	83	99
Net current-period other comprehensive (loss) income	(8)	9	83	84
Closing balance, September 30, 2017	$119	$(95)	$(1,739)	$(1,715)
Opening balance, January 1, 2016	$129	$(102)	$(1,504)	$(1,477)
Other comprehensive loss before reclassifications	(3)	(60)	(1)	(64)
Amounts reclassified from accumulated other comprehensive loss	—	6	102	108
Net current-period other comprehensive (loss) income	(3)	(54)	101	44
Closing balance, September 30, 2016	$126	$(156)	$(1,403)	$(1,433)

Amounts in Pension and post-retirement defined benefit plans reclassified from AOCL:

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2017	2016	2017	2016
Amortization of prior service costs(1)	$(1)	$(2)	$(3)	$(5)
Recognition of net actuarial loss(1)	39	49	116	146
Total before income tax	38	47	113	141
Income tax recovery	(10)	(13)	(30)	(39)
Net of income tax	$28	$34	$83	$102
(1) Impacts "Compensation and benefits" on the Interim Consolidated Statements of Income.

4    Disposition of properties

In March 2016, the Company completed the sale of CP’s Arbutus Corridor (the “Arbutus Corridor”) to the City of Vancouver for gross proceeds of $55 million. The agreement allows the Company to share in future proceeds on the eventual development and/or sale of certain parcels of the Arbutus Corridor. The Company recorded a gain on sale of $50 million ($43 million after tax) within "Purchased services and other" from the transaction during the first quarter of 2016.

5    Other income and charges

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2017	2016	2017	2016
Foreign exchange (gains) losses on long-term debt	$(105)	$46	$(200)	$(153)
Other foreign exchange (gains) losses	(3)	2	(5)	(5)
Legal settlement	—	25	—	25
Insurance recovery of legal settlement	—	—	(10)	—
Charge on hedge roll and de-designation (Note 10)	—	—	13	—
Other	3	(2)	8	14
Total other income and charges	$(105)	$71	$(194)	$(119)

6    Income taxes

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2017	2016	2017	2016
Current income tax expense	$93	$73	$288	$177
Deferred income tax expense	77	50	168	233
Income tax expense	$170	$123	$456	$410

During the three months ended September 30, 2017, legislation was enacted to increase the Illinois state income tax rate. As a result of this change, the Company recorded a deferred tax expense of $3 million in the third quarter of 2017 related to the revaluation of its deferred income tax balances as at January 1, 2017.

During the nine months ended September 30, 2017, the Company recorded a net deferred tax recovery of $14 million related to the revaluation of its deferred income tax balances as at January 1, 2017. This was due to legislation enacted in the second quarter to decrease the Saskatchewan provincial corporate income tax rate which resulted in a $17 million recovery, partially offset by the $3 million expense described above.

The effective tax rates for the three and nine months ended September 30, 2017, were 24.95% and 24.28%, respectively, compared to 26.23% and 25.26%, respectively, for the same periods in 2016.

The estimated 2017 annual effective tax rate for the three months ended September 30, 2017, excluding the discrete items of the foreign exchange gain of $105 million on the Company's U.S. dollar-denominated debt and the $3 million tax expense described above, is 26.50%.

The estimated 2016 annual effective tax rate for the three months ended September 30, 2016, excluding the discrete items of the foreign exchange loss of $46 million on the Company's U.S. dollar-denominated debt, and the settlement charge in respect of a corporate legal claim of $25 million, was 25.17%.

The estimated 2017 annual effective tax rate for the nine months ended September 30, 2017, excluding the discrete items of the management transition recovery of $51 million related to the retirement of the Company's Chief Executive Officer, the foreign exchange gain of $200 million on the Company's U.S. dollar-denominated debt, an insurance recovery of $10 million on a legal settlement, the $13 million charge associated with the hedge roll and de-designation and the $14 million net tax recovery due to tax rate changes described above, is 26.50%.

The estimated 2016 annual effective tax rate for the nine months ended September 30, 2016, excluding the discrete items of the foreign exchange gain of $153 million on the Company's U.S. dollar-denominated debt and the settlement charge in respect of a corporate legal claim of $25 million, was 26.50%.

7    Earnings per share

At September 30, 2017, the number of shares outstanding was 145.0 million (September 30, 2016 - 146.3 million).

Basic earnings per share have been calculated using net income for the period divided by the weighted-average number of shares outstanding during the period.

The number of shares used in earnings per share calculations is reconciled as follows:

	For the three months ended September 30		For the nine months ended September 30
(in millions)	2017	2016	2017	2016
Weighted-average basic shares outstanding	145.5	147.3	146.2	150.7
Dilutive effect of stock options	0.3	1.0	0.4	0.9
Weighted-average diluted shares outstanding	145.8	148.3	146.6	151.6

For the three and nine months ended September 30, 2017, there were 255,928 options and 342,595 options, respectively, excluded from the computation of diluted earnings per share because their effects were not dilutive (three and nine months ended September 30, 2016 - 331,553 and 405,851, respectively).

8    Debt

Revolving credit facility

Effective June 23, 2017, the Company extended the maturity date by one year on its existing revolving U.S. $2.0 billion credit facility, which includes a U.S. $1.0 billion five-year portion and U.S. $1.0 billion one-year plus one-year term-out portion. The maturity date on the U.S. $1.0 billion one-year plus one-year term-out portion has been extended to June 27, 2019; the maturity date on the U.S. $1.0 billion five-year portion was extended to June 28, 2022.

Commercial paper program

The Company has a commercial paper program which enables it to issue commercial paper up to a maximum aggregate principal amount of U.S. $1.0 billion in the form of unsecured promissory notes. The commercial paper is backed by the U.S. $1.0 billion one-year plus one-year term-out portion of the revolving credit facility. As at September 30, 2017 and December 31, 2016, the Company had no commercial paper borrowings.

The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Interim Consolidated Statements of Cash Flows on a net basis.

9    Shareholders' equity

On May 10, 2017, the Company announced a new normal course issuer bid ("bid"), commencing May 15, 2017, to purchase up to 4.38 million Common Shares for cancellation before May 14, 2018.

All purchases are made in accordance with the bid at prevalent market prices plus brokerage fees, or such other prices that may be permitted by the Toronto Stock Exchange, with consideration allocated to share capital up to the average carrying amount of the shares, and any excess allocated to retained earnings. The following table provides activities under the share repurchase program:

	For the three months ended September 30		For the nine months ended September 30
	2017	2016	2017	2016
Number of Common Shares repurchased	1,145,400	1,782,200	1,828,300	6,910,000
Weighted-average price per share(1)	$196.46	$192.10	$201.50	$175.08
Amount of repurchase (in millions)(1)	$225	$342	$368	$1,210
(1) Includes brokerage fees.

10    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy established by GAAP that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

When possible, the estimated fair value is based on quoted market prices and, if not available, estimates from third party brokers. For non-exchange traded derivatives classified in Level 2, the Company uses standard valuation techniques to calculate fair value. Primary inputs to these techniques include observable market prices (interest, foreign exchange ("FX") and commodity) and volatility, depending on the type of derivative and nature of the underlying risk. The Company uses inputs and data used by willing market participants when valuing derivatives and considers its own credit default swap spread as well as those of its counterparties in its determination of fair value.

The carrying values of financial instruments equal or approximate their fair values with the exception of long-term debt which has a fair value of approximately $9,587 million (December 31, 2016 - $9,981 million) and a carrying value of $8,133 million (December 31, 2016 - $8,684 million) as at September 30, 2017. The estimated fair value of current and long-term borrowings has been determined based on market information where available, or by discounting future payments of interest and principal at estimated interest rates expected to be available to the Company at period end. All derivatives and long-term debt are classified as Level 2.

B. Financial risk management

Derivative financial instruments

Derivative financial instruments may be used to selectively reduce volatility associated with fluctuations in interest rates, FX rates, the price of fuel and stock-based compensation expense. Where derivatives are designated as hedging instruments, the relationship between the hedging instruments and their associated hedged items is documented, as well as the risk management objective and strategy for the use of the hedging instruments. This documentation includes linking the derivatives that are designated as fair value or cash flow hedges to specific assets or liabilities on the Interim Consolidated Balance Sheets, commitments or forecasted transactions. At the time a derivative contract is entered into, and at least quarterly thereafter, an assessment is made as to whether the derivative item is effective in offsetting the changes in fair value or cash flows of the hedged items. The derivative qualifies for hedge accounting treatment if it is effective in substantially mitigating the risk it was designed to address.

It is not the Company’s intent to use financial derivatives or commodity instruments for trading or speculative purposes.

FX management

The Company conducts business transactions and owns assets in both Canada and the United States. As a result, the Company is exposed to fluctuations in value of financial commitments, assets, liabilities, income or cash flows due to changes in FX rates. The Company may enter into FX risk management transactions primarily to manage fluctuations in the exchange rate between Canadian and U.S. currencies. FX exposure is primarily mitigated through natural offsets created by revenues, expenditures and balance sheet positions incurred in the same currency. Where appropriate, the Company may negotiate with customers and suppliers to reduce the net exposure.

Net investment hedge

The FX gains and losses on long-term debt are mainly unrealized and can only be realized when U.S. dollar-denominated long-term debt matures or is settled. The Company also has long-term FX exposure on its investment in U.S. affiliates. The majority of the Company’s U.S. dollar-denominated long-term debt has been designated as a hedge of the net investment in foreign subsidiaries. This designation has the effect of mitigating volatility on net income by offsetting long-term FX gains and losses on U.S. dollar-denominated long-term debt and gains and losses on its net investment. The effective portion recognized in “Other comprehensive income” for the three and nine months ended September 30, 2017 was an unrealized FX gain of $180 million and $342 million, respectively (three and nine months ended September 30, 2016 - an unrealized FX loss of $72 million and an unrealized FX gain of $260 million, respectively). There was no ineffectiveness during the three and nine months ended September 30, 2017 and September 30, 2016.

Interest rate management

The Company is exposed to interest rate risk, which is the risk that the fair value or future cash flows of a financial instrument will vary as a result of changes in market interest rates. In order to manage funding needs or capital structure goals, the Company enters into debt or capital lease agreements that are subject to either fixed market interest rates set at the time of issue or floating rates determined by on-going market conditions. Debt subject to variable interest rates exposes the Company to variability in interest expense, while debt subject to fixed interest rates exposes the Company to variability in the fair value of debt.

To manage interest rate exposure, the Company accesses diverse sources of financing and manages borrowings in line with a targeted range of capital structure, debt ratings, liquidity needs, maturity schedule, and currency and interest rate profiles. In anticipation of future debt issuances, the Company may enter into forward rate agreements, that are designated as cash flow hedges, to substantially lock in all or a portion of the effective future interest expense. The Company may also enter into swap agreements, designated as fair value hedges, to manage the mix of fixed and floating rate debt.

Forward starting swaps

As at September 30, 2017, the Company had forward starting floating-to-fixed interest rate swap agreements (“forward starting swaps”) totaling a notional U.S. $500 million to fix the benchmark rate on cash flows associated with highly probable forecasted issuances of long-term notes. The effective portion of changes in fair value on the forward starting swaps is recorded in “Accumulated other comprehensive loss”, net of tax, as cash flow hedges until the highly probable forecasted notes are issued. Subsequent to the notes issuance, amounts in “Accumulated other comprehensive loss” are reclassified to “Net interest expense”.

During the second quarter of 2017, the Company de-designated the hedging relationship for U.S. $700 million of forward starting swaps. The Company settled a notional U.S. $200 million of forward starting swaps for a cash payment of U.S. $16 million ($22 million). The Company rolled the remaining notional U.S. $500 million of forward starting swaps and did not cash settle these swaps. The impact of the U.S. $200 million settlement and U.S. $500 million roll of the forward starting swaps was a charge of $13 million to "Other income and charges" on the Company's Interim Consolidated Statements of Income. Concurrently, the Company re-designated the forward starting swaps totaling U.S. $500 million to fix the benchmark rate on cash flows associated with highly probable forecasted issuances of long-term notes.

As at September 30, 2017, the total fair value loss of $59 million (December 31, 2016 - fair value loss of $69 million) derived from the forward starting swaps was included in “Accounts payable and accrued liabilities”. Changes in fair value from the forward starting swaps for the three and nine months ended September 30, 2017 was $nil and a loss of $12 million, respectively (three and nine months ended September 30, 2016 - $nil and a loss of $84 million, respectively). The effective portion for the three and nine months ended September 30, 2017 was $nil and a loss of $11 million, respectively, (three and nine months ended September 30, 2016 - $nil and a loss of $82 million, respectively) and is recorded in “Other comprehensive income”. In addition to the charge on hedge roll and de-designation, for the three and nine months ended September 30, 2017, an ineffectiveness loss of $nil and $1 million, respectively (three and nine months ended September 30, 2016 - $nil and a loss of $2 million, respectively) is recorded to “Net interest expense”.

For the three and nine months ended September 30, 2017, a loss of $3 million and $8 million, respectively, related to previous forward starting swap hedges have been amortized to “Net interest expense” (three and nine months ended September 30, 2016 - a loss of $3 million and $8 million, respectively). The Company expects that during the next 12 months $12 million of losses will be amortized to “Net interest expense”.

11    Stock-based compensation

At September 30, 2017, the Company had several stock-based compensation plans, including stock option plans, various cash settled liability plans and an employee stock savings plan. These plans resulted in an expense for the three and nine months ended September 30, 2017 of $11 million and $16 million, respectively (three and nine months ended September 30, 2016 - expense of $31 million and $46 million, respectively).

Effective January 31, 2017, Mr. E. Hunter Harrison resigned from all positions held by him at the Company, including as the Company’s Chief Executive Officer and a member of the Board of Directors of the Company. In connection with Mr. Harrison’s resignation, the Company entered into a separation agreement with Mr. Harrison. Under the terms of the separation agreement, the Company has agreed to a limited waiver of Mr. Harrison’s non-competition and non-solicitation obligations.

Effective January 31, 2017, pursuant to the separation agreement, Mr. Harrison forfeited certain pension and post-retirement benefits and agreed to the surrender for cancellation of 22,514 performance share units ("PSU"), 68,612 deferred share units ("DSU"), and 752,145 stock options.

As a result of this agreement, the Company has recognized a recovery of $51 million in "Compensation and benefits" in the first quarter of 2017. Of this amount, $27 million related to a recovery from cancellation of certain pension benefits.

Stock option plan

In the nine months ended September 30, 2017, under CP’s stock option plans, the Company issued 369,980 regular options at the weighted average price of $199.08 per share, based on the closing price on the grant date.

Pursuant to the employee plan, these regular options may be exercised upon vesting, which is between 12 months and 60 months after the grant date, and will expire after 7 years. Certain stock options granted in 2017 vest upon the achievement of specific performance criteria.

Under the fair value method, the fair value of the stock options at the grant date was approximately $17 million. The weighted average fair value assumptions were approximately:

For the nine months ended September 30, 2017
Grant price	$199.08
Expected option life (years)(1)	5.48
Risk-free interest rate(2)	1.85%
Expected stock price volatility(3)	26.94%
Expected annual dividends per share(4)	$2.0010
Expected forfeiture rate(5)	6.0%
Weighted-average grant date fair value per option granted during the period	$45.78

(1)
Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour, or when available, specific expectations regarding future exercise behaviour, were used to estimate the expected life of the option.

(2)	Based on the implied yield available on zero-coupon government issues with an equivalent remaining term at the time of the grant.

(3)	Based on the historical stock price volatility of the Company’s stock over a period commensurate with the expected term of the option.

(4)
Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option. On May 10, 2017, the Company announced an increase in its quarterly dividend to $0.5625 per share, representing $2.2500 on an annual basis.

(5)	The Company estimated forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit plan

In the nine months ended September 30, 2017, the Company issued 134,991 PSUs with a grant date fair value of approximately $27 million. These units attract dividend equivalents in the form of additional units based on the dividends paid on the Company’s Common Shares. PSUs vest and are settled in cash, or in CP Common Shares, approximately 3 years after the grant date, contingent upon CP’s performance ("performance factor"). Grant recipients who are eligible to retire and have provided six months of service during the performance period are entitled to the full award. The fair value of PSUs is measured periodically until settlement, using a lattice-based valuation model.

The performance period for PSUs issued in the nine months ended September 30, 2017 is January 1, 2017 to December 31, 2019. The performance factors for these PSUs are Return on Invested Capital, Total Shareholder Return ("TSR") compared to the S&P/ TSX Capped Industrial Index, and TSR compared to S&P 1500 Road and Rail Index.

The performance period for the PSUs issued in 2014 was January 1, 2014 to December 31, 2016. The performance factors for these PSUs were Operating Ratio, Free cash flow, TSR compared to the S&P/TSX 60 index and TSR compared to Class I railways. The resulting payout was 118% of the Company's average share price that was calculated using the last 30 trading days preceding December 31, 2016. In the first quarter of 2017, payouts occurred on the total outstanding awards, including dividends reinvested, totaling $31 million on 133,728 outstanding awards.

Deferred share unit plan

In the nine months ended September 30, 2017, the Company granted 20,109 DSUs with a grant date fair value of approximately $4 million. DSUs vest over various periods of up to 48 months and are only redeemable for a specified period after employment is terminated. An expense to income for DSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

12    Pension and other benefits

In the three and nine months ended September 30, 2017, the Company made contributions of $11 million and $35 million, respectively (three and nine months ended September 30, 2016 - $4 million and $38 million, respectively), to its defined benefit pension plans. Net periodic benefit costs for defined benefit pension plans and other benefits recognized in the three and nine months ended September 30, 2017 included the following components:

	For the three months ended September 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2017	2016	2017	2016
Current service cost (benefits earned by employees in the period)	$26	$26	$3	$2
Interest cost on benefit obligation	112	117	5	6
Expected return on fund assets	(223)	(211)	—	—
Recognized net actuarial loss	38	48	1	1
Amortization of prior service costs	(1)	(2)	—	—
Net periodic (recovery) benefit cost	$(48)	$(22)	$9	$9

	For the nine months ended September 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2017	2016	2017	2016
Current service cost (benefits earned by employees in the period)	$77	$79	$9	$8
Interest cost on benefit obligation	338	350	15	16
Expected return on fund assets	(669)	(634)	—	—
Recognized net actuarial loss	114	143	2	3
Amortization of prior service costs	(3)	(5)	—	—
Net periodic (recovery) benefit cost	$(143)	$(67)	$26	$27

13    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at September 30, 2017 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s financial position or results of operations.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying crude oil operated by Montreal Maine and Atlantic Railway (“MMA”) or a subsidiary, Montreal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”) derailed and exploded in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group. The previous day CP had interchanged the train to the MMA Group, and after the interchange, the MMA Group exclusively controlled the train.

Following the derailment, Québec's Minister of Sustainable Development, Environment, Wildlife and Parks (the "Minister") ordered the named parties to recover the contaminants and to clean up the derailment site. On August 14, 2013, the Minister added CP as a party (the “Amended Cleanup Order”). CP appealed the Amended Cleanup Order to the Administrative Tribunal of Québec. On July 5, 2016, the Minister served a Notice of Claim for nearly $95 million of compensation spent on cleanup, alleging that CP refused or neglected to undertake the work. On September 6, 2016, CP filed a contestation of the Notice of Claim with the Administrative Tribunal of Québec. In October 2016, CP and the Minister agreed to stay the tribunal proceedings pending the outcome of the Province of Québec's action, set out below. The Court's decision to stay the tribunal proceedings is pending, but de facto, the file has been suspended. Directly related to that matter, on July 6, 2015, the Province of Québec sued CP in Québec Superior Court claiming $409 million in derailment damages, including cleanup costs (the “Province’s Action”). The Province alleges that CP exercised custody or control over the crude oil lading and that CP was otherwise negligent. Therefore, CP is said to be solidarily (joint and severally) liable with third parties responsible for the accident. On September 14, 2017, the Province was granted leave to amend its claim to allege vicarious liability against CP for the acts and omissions of MMAC. While the amendment asserts a new cause of action it does not increase the amount of damages sought and should not, based on CP's understanding of Quebec and Canadian law, increase the risk of a finding of liability against CP. On September 28, 2017, the Province served a further motion for leave to amend its claim to, among other things, add MMAC as a defendant and to reduce its claim for damages to $315 million.

This motion will be heard on October 24, 2017 should CP decide to oppose any of the amendments sought. To date, no timetable governing the conduct of this lawsuit has been ordered by the Quebec Superior Court.

A class action lawsuit has also been filed in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in or physically present in Lac-Mégantic at the time of the derailment (the “Class Action”). That lawsuit seeks derailment damages, including for wrongful death, personal injury, and property harm. On August 16, 2013, CP was added as a defendant. On May 8, 2015, the Québec Superior Court authorized (certified) the Class Action against CP, the shipper - Western Petroleum, and the shipper’s parent - World Fuel Services (collectively, the “World Fuel Entities”). The World Fuel Entities have since settled.

On October 24, 2016, the Quebec Superior Court authorized proceedings against two additional defendants in the Class Action, i.e. against MMAC and Mr. Thomas Harding. On December 9, 2016, the Quebec Superior Court granted CP’s motion seeking to confirm the validity of the opt-outs from this Class Action by the estates of the deceased parties following the train derailment who had opted out to allow them to sue in the United States instead (i.e. the wrongful death cases, filed in the United States, which are further discussed hereinafter). Accordingly, at present, all known wrongful death claimants in the class action have opted out and cannot re-join the Class Action. In accordance with the initial case protocol set by the Superior Court on March 27, 2017, CP’s statement of defence was delivered on June 2, 2017. A further case conference was held on July 14, 2017 to review the status of the matter and schedule the next steps in the case protocol. As a result, production of documents, examinations for discovery and the exchange of expert reports by the parties are expected to occur between mid-2017 and the end of 2018. A trial date has yet to be fixed. On September 28, 2017, the Class Action plaintiffs served (i) a motion to consolidate the Class Action with the Province’s Action and the two insurance actions (described below); and (ii) a motion to bifurcate the proceedings into a liability phase (first) and a damages phase (afterwards), if necessary. These motions, together with CP’s motion relating to document production, will be heard on October 24, 2017.

On July 4, 2016, eight subrogated insurers served CP with claims of approximately $16 million (the “Promutuel Action”). On July 11, 2016, two additional subrogated insurers served CP with claims of approximately $3 million, (the “Royal Action”). The lawsuits do not identify the parties to which the insurers are subrogated, and therefore the extent of claim overlap and the extent that claims will be satisfied after proof of claim review and distribution from the Plans, referred to below, is difficult to determine at this stage. On September 28, 2017 the Promutuel Action plaintiffs served (i) a motion to consolidate its proceeding with the Class Action, the Province’s Action and the Royal Action; (ii) a motion to bifurcate the proceedings into a liability phase (first) and a damages phase (thereafter), if necessary; and (iii) a motion to amend their claim to add MMAC as a defendant and to reduce the claim for damages to $15 million. On the same date, the Royal Action plaintiffs served a motion to stay their proceeding pending the outcome in the Class Action, the Province’s Action and the Promutuel Action. These motions will be heard on October 24, 2017.

In the event the Class Action, the Province’s Action, the Promutuel Action and the Royal Action are consolidated, this procedural step should not increase CP’s exposure to a finding of liability or damages.

In the wake of the derailment and ensuing litigation, MMAC filed for bankruptcy in Canada (the “Canadian Proceeding”) and MMA filed for bankruptcy in the United States (the “U.S. Proceeding”). Plans of arrangement have been approved in both the Canadian Proceeding and the U.S. Proceeding (the “Plans”). These Plans provide for the distribution of a fund of approximately $440 million amongst those claiming derailment damages. The Plans also provide settling parties broadly worded third-party releases and injunctions preventing lawsuits against settlement contributors. CP has not settled and therefore will not benefit from those provisions. Both Plans do, however, contain judgment reduction provisions, affording CP a credit for the greater of (i) the settlement monies received by the plaintiff(s), or (ii) the amount, in contribution or indemnity, that CP would have been entitled to charge against third parties other than MMA and MMAC, but for the Plans' releases and injunctions. CP may also have judgment reduction rights, as part of the contribution/indemnification credit, for the fault of the MMA Group. Finally, the Plans provide for a potential re-allocation of the MMA Group’s liability among plaintiffs and CP, the only non-settling party.

An Adversary Proceeding filed by the MMA U.S. bankruptcy trustee (now, estate representative) against CP, Irving Oil, and the World Fuel Entities accuses CP of failing to ensure that World Fuel Entities or Irving Oil properly classified the oil lading and of not refusing to ship the misclassified oil as packaged. By that action the estate representative seeks to recover MMA’s going concern value supposedly destroyed by the derailment. The estate representative has since settled with the World Fuel Entities and Irving Oil and now bases CP misfeasance on the railroad’s failure to abide in North Dakota by a Canadian regulation. That regulation supposedly would have caused the railroads to not move the crude oil train because an inaccurate classification was supposedly suspected. In a recently amended complaint, the estate representative named a CP affiliate, Soo Line Railroad Company ("Soo Line"), and asserts that CP and Soo Line breached terms or warranties allegedly contained in the bill of lading. CP’s motion to dismiss this amended complaint was heard on December 20, 2016. On July 7, 2017, the Maine bankruptcy court granted CP’s motion in part (by dismissing the contract claim), and denied CP’s motion in part (by allowing the negligence claim to proceed). CP’s motion for leave to appeal this decision (relating to the negligence claim) was heard on September 28, 2017 and the decision is under reserve.

In response to one of CP’s motions to withdraw the Adversary Proceedings bankruptcy reference, the estate representative maintained that Canadian law rather than U.S. law controlled. The Article III court that heard the motion found that if U.S. federal regulations governed, the case was not complex enough to warrant withdrawal. Before the bankruptcy court, CP moved to dismiss for want of personal jurisdiction, but the court denied the motion because CP had participated in the bankruptcy proceedings.

Lac-Mégantic residents and wrongful death representatives commenced a class action and a mass action in Texas and wrongful death and personal injury actions in Illinois and Maine. CP removed all of these lawsuits to federal court, and a federal court thereafter consolidated those cases in Maine. These actions generally charge CP with misclassification and mis-packaging (that is, using inappropriate DOT-111 tank cars) negligence. On CP's motion, the Maine court dismissed all wrongful death and personal injury actions on several grounds on September 28, 2016. The plaintiffs’ subsequent motion for reconsideration was denied on January 9, 2017. The plaintiffs filed a notice of appeal on January 19, 2017. CP filed a motion to dismiss the appeal as untimely on April 20, 2017. Plaintiffs filed their response to the motion to dismiss on May 1, 2017. The decision on this motion is pending, and as a result, appellate briefing on the underlying judgment has not yet commenced. If the ruling is upheld on appeal these cases will be litigated, if anywhere, in Canada. As previously mentioned, these plaintiffs had previously opted-out of the Quebec Class Action in order to bring their claims in the United States. CP brought a motion on December 1, 2016 to seek a declaration from the Quebec Superior Court that the plaintiffs who had opted were precluded from opting back into the Quebec Class Action. CP’s motion was successful. Accordingly, if these plaintiffs seek to sue CP, they would have to do so in Quebec in individual actions (they could also join their individual claims in the same individual action).

CP received two damage to cargo notices of claims from the shipper of the oil, Western Petroleum. Western Petroleum submitted U.S. and Canadian notices of claims for the same damages and under the Carmack Amendment (49 U.S.C. Section 11706) Western Petroleum seeks to recover for all injuries associated with, and indemnification for, the derailment. Both jurisdictions permit a shipper to recover the value of damaged lading against any carrier in the delivery chain, subject to limitations in the carrier’s tariffs. CP’s tariffs significantly restrict shipper damage claim rights. Western Petroleum is part of the World Fuel Services Entities, and those companies settled with the trustee. In settlements with the estate representative the World Fuel Services Entities and the consignee (Irving Oil) assigned all claims against CP, if any, including Carmack Amendment claims. The estate representative has since designated a trust formed for the benefit of the wrongful death plaintiff to pursue those claims.

On April 12, 2016, the Trustee (the “WD Trustee”) for a wrongful death trust (the “WD Trust”), as defined and established under the confirmed Plans, sued CP in North Dakota federal court, asserting Carmack Amendment claims. The WD Trustee maintains that the estate representative assigned Carmack Amendment claims to the WD Trustee. The Plan supposedly gave the estate representative Carmack Amendment assignment rights. The WD Trustee seeks to recover amounts for damaged rail cars (approximately $6 million) and, the settlement amounts the consignor (i.e, the shipper, the World Fuel Entities) and the consignee (Irving Oil) paid to the bankruptcy estates, alleged to be $110 million and $60 million, respectively. The WD Trustee maintains that Carmack Amendment liability extends beyond lading losses to cover all derailment related damages suffered by the World Fuel Entities or Irving Oil. CP disputes this interpretation of Carmack Amendment exposure and maintains that CP’s tariffs preclude anything except a minimal recovery. CP brought a motion to dismiss the Carmack Amendment claims. On March 24, 2017 the federal court in North Dakota dismissed, with prejudice, these claims. The court determined the claims asserted by the WD Trustee were brought too late. On March 28, 2017, the WD Trustee filed a notice of appeal to the United States Court of Appeals for the Eighth Circuit. On May 19, 2017, the WD Trustee filed his appeal brief. On June 19, 2017, CP filed its responding brief. The appeal is pending and no hearing date has yet been set.

At this early stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, CP denies liability and intends to vigorously defend against all derailment-related proceedings.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent CP’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include CP’s best estimate of all probable costs, CP’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” for the three and nine months ended September 30, 2017 was $1 million and $3 million, respectively (three and nine months ended September 30, 2016 - $1 million and $3 million, respectively). Provisions for environmental remediation costs are recorded in “Other long-term liabilities”, except for the current portion which is recorded in “Accounts payable and accrued liabilities”. The total amount provided at September 30, 2017 was $79 million (December 31, 2016 - $85 million). Payments are expected to be made over 10 years through 2026.

14 Condensed consolidating financial information

Canadian Pacific Railway Company, a 100%-owned subsidiary of Canadian Pacific Railway Limited (“CPRL”), is the issuer of certain debt securities, which are fully and unconditionally guaranteed by CPRL. The following tables present condensed consolidating financial information (“CCFI”) in accordance with Rule 3-10(c) of Regulation S-X.

Investments in subsidiaries are accounted for under the equity method when presenting the CCFI.

The tables include all adjustments necessary to reconcile the CCFI on a consolidated basis to CPRL’s consolidated financial statements for the periods presented.

Interim Condensed Consolidating Statements of Income
For the three months ended September 30, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,092	$455	$—	$1,547
Non-freight	—	38	90	(80)	48
Total revenues	—	1,130	545	(80)	1,595
Operating expenses
Compensation and benefits	—	149	104	3	256
Fuel	—	116	34	—	150
Materials	—	33	11	1	45
Equipment rents	—	35	—	—	35
Depreciation and amortization	—	108	54	—	162
Purchased services and other	—	195	146	(84)	257
Total operating expenses	—	636	349	(80)	905
Operating income	—	494	196	—	690
Less:
Other income and charges	(10)	(100)	5	—	(105)
Net interest (income) expense	(2)	126	(9)	—	115
Income before income tax expense and equity in net earnings of subsidiaries	12	468	200	—	680
Less: Income tax expense	7	99	64	—	170
Add: Equity in net earnings of subsidiaries	505	136	—	(641)	—
Net income	$510	$505	$136	$(641)	$510

Interim Condensed Consolidating Statements of Income
For the three months ended September 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,078	$432	$—	$1,510
Non-freight	—	35	95	(86)	44
Total revenues	—	1,113	527	(86)	1,554
Operating expenses
Compensation and benefits	—	181	111	2	294
Fuel	—	111	27	—	138
Materials	—	30	6	3	39
Equipment rents	—	48	(5)	—	43
Depreciation and amortization	—	102	53	—	155
Purchased services and other	—	170	149	(91)	228
Total operating expenses	—	642	341	(86)	897
Operating income	—	471	186	—	657
Less:
Other income and charges	12	61	(2)	—	71
Net interest (income) expense	(9)	131	(6)	—	116
(Loss) income before income tax expense and equity in net earnings of subsidiaries	(3)	279	194	—	470
Less: Income tax expense	9	73	41	—	123
Add: Equity in net earnings of subsidiaries	359	153	—	(512)	—
Net income	$347	$359	$153	$(512)	$347

Interim Condensed Consolidating Statements of Income
For the nine months ended September 30, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$3,310	$1,398	$—	$4,708
Non-freight	—	104	278	(249)	133
Total revenues	—	3,414	1,676	(249)	4,841
Operating expenses
Compensation and benefits	—	438	323	5	766
Fuel	—	370	110	—	480
Materials	—	101	28	13	142
Equipment rents	—	110	(2)	—	108
Depreciation and amortization	—	325	168	—	493
Purchased services and other	—	613	466	(267)	812
Total operating expenses	—	1,957	1,093	(249)	2,801
Operating income	—	1,457	583	—	2,040
Less:
Other income and charges	(35)	(166)	7	—	(194)
Net interest (income) expense	(9)	390	(24)	—	357
Income before income tax expense and equity in net earnings of subsidiaries	44	1,233	600	—	1,877
Less: Income tax expense	9	259	188	—	456
Add: Equity in net earnings of subsidiaries	1,386	412	—	(1,798)	—
Net income	$1,421	$1,386	$412	$(1,798)	$1,421

Interim Condensed Consolidating Statements of Income
For the nine months ended September 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$3,182	$1,282	$—	$4,464
Non-freight	—	101	289	(259)	131
Total revenues	—	3,283	1,571	(259)	4,595
Operating expenses
Compensation and benefits	—	563	339	5	907
Fuel	—	317	77	—	394
Materials	—	95	24	14	133
Equipment rents	—	155	(23)	—	132
Depreciation and amortization	—	316	162	—	478
Purchased services and other	—	499	469	(278)	690
Total operating expenses	—	1,945	1,048	(259)	2,734
Operating income	—	1,338	523	—	1,861
Less:
Other income and charges	(61)	(89)	31	—	(119)
Net interest expense (income)	—	373	(18)	—	355
Income before income tax expense and equity in net earnings of subsidiaries	61	1,054	510	—	1,625
Less: Income tax expense	12	254	144	—	410
Add: Equity in net earnings of subsidiaries	1,166	366	—	(1,532)	—
Net income	$1,215	$1,166	$366	$(1,532)	$1,215

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended September 30, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$510	$505	$136	$(641)	$510
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	180	(161)	—	19
Change in derivatives designated as cash flow hedges	—	2	—	—	2
Change in pension and post-retirement defined benefit plans	—	36	2	—	38
Other comprehensive income (loss) before income taxes	—	218	(159)	—	59
Income tax expense on above items	—	(34)	—	—	(34)
Equity accounted investments	25	(159)	—	134	—
Other comprehensive income (loss)	25	25	(159)	134	25
Comprehensive income (loss)	$535	$530	$(23)	$(507)	$535

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended September 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$347	$359	$153	$(512)	$347
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	—	(70)	63	—	(7)
Change in derivatives designated as cash flow hedges	—	1	—	—	1
Change in pension and post-retirement defined benefit plans	—	45	2	—	47
Other comprehensive (loss) income before income taxes	—	(24)	65	—	41
Income tax expense on above items	—	(3)	—	—	(3)
Equity accounted investments	38	65	—	(103)	—
Other comprehensive income	38	38	65	(103)	38
Comprehensive income	$385	$397	$218	$(615)	$385

Interim Condensed Consolidating Statements of Comprehensive Income
For the nine months ended September 30, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$1,421	$1,386	$412	$(1,798)	$1,421
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	342	(304)	—	38
Change in derivatives designated as cash flow hedges	—	11	—	—	11
Change in pension and post-retirement defined benefit plans	—	108	5	—	113
Other comprehensive income (loss) before income taxes	—	461	(299)	—	162
Income tax expense on above items	—	(77)	(1)	—	(78)
Equity accounted investments	84	(300)	—	216	—
Other comprehensive income (loss)	84	84	(300)	216	84
Comprehensive income	$1,505	$1,470	$112	$(1,582)	$1,505

Interim Condensed Consolidating Statements of Comprehensive Income
For the nine months ended September 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$1,215	$1,166	$366	$(1,532)	$1,215
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	260	(227)	—	33
Change in derivatives designated as cash flow hedges	—	(75)	—	—	(75)
Change in pension and post-retirement defined benefit plans	—	131	6	—	137
Other comprehensive income (loss) before income taxes	—	316	(221)	—	95
Income tax expense on above items	—	(49)	(2)	—	(51)
Equity accounted investments	44	(223)	—	179	—
Other comprehensive income (loss)	44	44	(223)	179	44
Comprehensive income	$1,259	$1,210	$143	$(1,353)	$1,259

Interim Condensed Consolidating Balance Sheets
As at September 30, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$78	$64	$—	$142
Accounts receivable, net	—	464	164	—	628
Accounts receivable, inter-company	101	139	185	(425)	—
Short-term advances to affiliates	500	560	4,869	(5,929)	—
Materials and supplies	—	124	33	—	157
Other current assets	—	40	25	—	65
	601	1,405	5,340	(6,354)	992
Long-term advances to affiliates	591	—	410	(1,001)	—
Investments	—	43	142	—	185
Investments in subsidiaries	9,746	11,201	—	(20,947)	—
Properties	—	8,979	7,721	—	16,700
Goodwill and intangible assets	—	—	187	—	187
Pension asset	—	1,356	—	—	1,356
Other assets	—	51	8	—	59
Deferred income taxes	3	—	—	(3)	—
Total assets	$10,941	$23,035	$13,808	$(28,305)	$19,479
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$82	$745	$312	$—	$1,139
Accounts payable, inter-company	15	282	128	(425)	—
Short-term advances from affiliates	5,279	640	10	(5,929)	—
Long-term debt maturing within one year	—	749	—	—	749
	5,376	2,416	450	(6,354)	1,888
Pension and other benefit liabilities	—	657	69	—	726
Long-term advances from affiliates	—	1,001	—	(1,001)	—
Other long-term liabilities	—	104	117	—	221
Long-term debt	—	7,334	50	—	7,384
Deferred income taxes	—	1,777	1,921	(3)	3,695
Total liabilities	5,376	13,289	2,607	(7,358)	13,914
Shareholders’ equity
Share capital	2,025	1,036	6,862	(7,898)	2,025
Additional paid-in capital	42	1,641	268	(1,909)	42
Accumulated other comprehensive (loss) income	(1,715)	(1,716)	411	1,305	(1,715)
Retained earnings	5,213	8,785	3,660	(12,445)	5,213
	5,565	9,746	11,201	(20,947)	5,565
Total liabilities and shareholders’ equity	$10,941	$23,035	$13,808	$(28,305)	$19,479

Condensed Consolidating Balance Sheets
As at December 31, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$100	$64	$—	$164
Accounts receivable, net	—	435	156	—	591
Accounts receivable, inter-company	90	113	206	(409)	—
Short-term advances to affiliates	500	692	4,035	(5,227)	—
Materials and supplies	—	150	34	—	184
Other current assets	—	38	32	—	70
	590	1,528	4,527	(5,636)	1,009
Long-term advances to affiliates	1	—	91	(92)	—
Investments	—	47	147	—	194
Investments in subsidiaries	8,513	10,249	—	(18,762)	—
Properties	—	8,756	7,933	—	16,689
Goodwill and intangible assets	—	—	202	—	202
Pension asset	—	1,070	—	—	1,070
Other assets	1	48	8	—	57
Deferred income taxes	11	—	—	(11)	—
Total assets	$9,116	$21,698	$12,908	$(24,501)	$19,221
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$73	$945	$304	$—	$1,322
Accounts payable, inter-company	14	292	103	(409)	—
Short-term advances from affiliates	4,403	816	8	(5,227)	—
Long-term debt maturing within one year	—	25	—	—	25
	4,490	2,078	415	(5,636)	1,347
Pension and other benefit liabilities	—	658	76	—	734
Long-term advances from affiliates	—	92	—	(92)	—
Other long-term liabilities	—	152	132	—	284
Long-term debt	—	8,605	54	—	8,659
Deferred income taxes	—	1,600	1,982	(11)	3,571
Total liabilities	4,490	13,185	2,659	(5,739)	14,595
Shareholders’ equity
Share capital	2,002	1,037	5,823	(6,860)	2,002
Additional paid-in capital	52	1,638	298	(1,936)	52
Accumulated other comprehensive (loss) income	(1,799)	(1,799)	712	1,087	(1,799)
Retained earnings	4,371	7,637	3,416	(11,053)	4,371
	4,626	8,513	10,249	(18,762)	4,626
Total liabilities and shareholders’ equity	$9,116	$21,698	$12,908	$(24,501)	$19,221

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended September 30, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$98	$322	$213	$(106)	$527
Investing activities
Additions to properties	—	(193)	(126)	—	(319)
Proceeds from sale of properties and other assets	—	11	2	—	13
Advances to affiliates	—	—	(50)	50	—
Repayment of advances to affiliates	159	1	—	(160)	—
Capital contributions to affiliates	—	(26)	—	26	—
Repurchase of share capital from affiliates	—	32	—	(32)	—
Cash provided by (used in) investing activities	159	(175)	(174)	(116)	(306)
Financing activities
Dividends paid	(83)	(83)	(23)	106	(83)
Return of share capital to affiliates	—	—	(32)	32	—
Issuance of share capital	—	—	26	(26)	—
Issuance of CP Common Shares	2	—	—	—	2
Purchase of CP Common Shares	(226)	—	—	—	(226)
Repayment of long-term debt, excluding commercial paper	—	(3)	—	—	(3)
Advances from affiliates	50	—	—	(50)	—
Repayment of advances from affiliates	—	(159)	(1)	160	—
Cash used in financing activities	(257)	(245)	(30)	222	(310)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(2)	(5)	—	(7)
Cash position
(Decrease) increase in cash and cash equivalents	—	(100)	4	—	(96)
Cash and cash equivalents at beginning of period	—	178	60	—	238
Cash and cash equivalents at end of period	$—	$78	$64	$—	$142

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended September 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$84	$406	$229	$(128)	$591
Investing activities
Additions to properties	—	(238)	(56)	—	(294)
Proceeds from sale of properties and other assets	—	6	10	—	16
Advances to affiliates	—	(275)	(123)	398	—
Repayment of advances to affiliates	—	14	—	(14)	—
Capital contributions to affiliates	—	(46)	—	46	—
Cash used in investing activities	—	(539)	(169)	430	(278)
Financing activities
Dividends paid	(75)	(75)	(53)	128	(75)
Issuance of share capital	—	—	46	(46)	—
Issuance of CP Common Shares	5	—	—	—	5
Purchase of CP Common Shares	(412)	—	—	—	(412)
Repayment of long-term debt, excluding commercial paper	—	(5)	(7)	—	(12)
Net issuance of commercial paper	—	190	—	—	190
Advances from affiliates	398	—	—	(398)	—
Repayment of advances from affiliates	—	—	(14)	14	—
Cash (used in) provided by financing activities	(84)	110	(28)	(302)	(304)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	—	2	—	2
Cash position
(Decrease) increase in cash and cash equivalents	—	(23)	34	—	11
Cash and cash equivalents at beginning of period	—	47	45	—	92
Cash and cash equivalents at end of period	$—	$24	$79	$—	$103

Interim Condensed Consolidating Statements of Cash Flows
For the nine months ended September 30, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$256	$875	$716	$(398)	$1,449
Investing activities
Additions to properties	—	(494)	(401)	—	(895)
Proceeds from sale of properties and other assets	—	17	12	—	29
Advances to affiliates	(1,079)	(550)	(1,157)	2,786	—
Capital contributions to affiliates	—	(1,039)	—	1,039	—
Repurchase of share capital from affiliates	—	32	—	(32)	—
Other	—	6	(1)	—	5
Cash used in investing activities	(1,079)	(2,028)	(1,547)	3,793	(861)
Financing activities
Dividends paid	(229)	(229)	(169)	398	(229)
Return of share capital to affiliates	—	—	(32)	32	—
Issuance of share capital	—	—	1,039	(1,039)	—
Issuance of CP Common Shares	39	—	—	—	39
Purchase of CP Common Shares	(368)	—	—	—	(368)
Repayment of long-term debt, excluding commercial paper	—	(17)	—	—	(17)
Advances from affiliates	1,381	1,405	—	(2,786)	—
Settlement of forward starting swaps	—	(22)	—	—	(22)
Cash provided by financing activities	823	1,137	838	(3,395)	(597)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(6)	(7)	—	(13)
Cash position
Decrease in cash and cash equivalents	—	(22)	—	—	(22)
Cash and cash equivalents at beginning of period	—	100	64	—	164
Cash and cash equivalents at end of period	$—	$78	$64	$—	$142

Interim Condensed Consolidating Statements of Cash Flows
For the nine months ended September 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$182	$831	$646	$(338)	$1,321
Investing activities
Additions to properties	—	(576)	(326)	—	(902)
Proceeds from sale of properties and other assets	—	74	13	—	87
Advances to affiliates	—	(792)	(408)	1,200	—
Repayment of advances to affiliates	—	222	—	(222)	—
Capital contributions to affiliates	—	(403)	—	403	—
Repurchase of share capital from affiliates	—	6	—	(6)	—
Other	—	—	(2)	—	(2)
Cash used in investing activities	—	(1,469)	(723)	1,375	(817)
Financing activities
Dividends paid	(182)	(182)	(156)	338	(182)
Return of share capital to affiliates	—	—	(6)	6	—
Issuance of share capital	—	—	403	(403)	—
Issuance of CP Common Shares	14	—	—	—	14
Purchase of CP Common Shares	(1,200)	—	—	—	(1,200)
Repayment of long-term debt, excluding commercial paper	—	(16)	(14)	—	(30)
Net issuance of commercial paper	—	366	—	—	366
Advances from affiliates	1,186	—	14	(1,200)	—
Repayment of advances from affiliates	—	—	(222)	222	—
Other	—	(3)	—	—	(3)
Cash (used in) provided by financing activities	(182)	165	19	(1,037)	(1,035)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(5)	(11)	—	(16)
Cash position
Decrease in cash and cash equivalents	—	(478)	(69)	—	(547)
Cash and cash equivalents at beginning of period	—	502	148	—	650
Cash and cash equivalents at end of period	$—	$24	$79	$—	$103

Summary of Rail Data

	Third Quarter				Year-to-date
Financial (millions, except per share data)	2017	2016	Total Change	% Change	2017	2016	Total Change	% Change

Revenues
Freight	$1,547	$1,510	$37	2	$4,708	$4,464	$244	5
Non-freight	48	44	4	9	133	131	2	2
Total revenues	1,595	1,554	41	3	4,841	4,595	246	5

Operating expenses
Compensation and benefits	256	294	(38)	(13)	766	907	(141)	(16)
Fuel	150	138	12	9	480	394	86	22
Materials	45	39	6	15	142	133	9	7
Equipment rents	35	43	(8)	(19)	108	132	(24)	(18)
Depreciation and amortization	162	155	7	5	493	478	15	3
Purchased services and other	257	228	29	13	812	690	122	18
Total operating expenses	905	897	8	1	2,801	2,734	67	2

Operating income	690	657	33	5	2,040	1,861	179	10

Less:

Other income and charges	(105)	71	(176)	(248)	(194)	(119)	(75)	63
Net interest expense	115	116	(1)	(1)	357	355	2	1

Income before income tax expense	680	470	210	45	1,877	1,625	252	16

Income tax expense	170	123	47	38	456	410	46	11

Net income	$510	$347	$163	47	$1,421	$1,215	$206	17
Operating ratio (%)	56.7	57.7	(1.0)	(100) bps	57.9	59.5	(1.6)	(160) bps

Basic earnings per share	$3.50	$2.35	$1.15	49	$9.72	$8.06	$1.66	21

Diluted earnings per share	$3.50	$2.34	$1.16	50	$9.70	$8.02	$1.68	21

Shares Outstanding
Weighted average number of shares outstanding (millions)	145.5	147.3	(1.8)	(1)	146.2	150.7	(4.5)	(3)
Weighted average number of diluted shares outstanding (millions)	145.8	148.3	(2.5)	(2)	146.6	151.6	(5.0)	(3)

Foreign Exchange
Average foreign exchange rate (US$/Canadian$)	0.80	0.77	0.03	4	0.76	0.76	—	—
Average foreign exchange rate (Canadian$/US$)	1.25	1.30	(0.05)	(4)	1.31	1.32	(0.01)	(1)

Summary of Rail Data (Page 2)

	Third Quarter					Year-to-date
Commodity Data(1)	2017	2016	Total Change	% Change	FX Adjusted % Change(2)	2017	2016	Total Change	% Change	FX Adjusted % Change(2)

Freight Revenues (millions)
- Grain	$351	$372	$(21)	(6)	(4)	$1,107	$1,041	$66	6	7
- Coal	165	160	5	3	4	478	454	24	5	6
- Potash	103	81	22	27	29	310	242	68	28	29
- Fertilizers and sulphur	52	64	(12)	(19)	(17)	181	218	(37)	(17)	(17)
- Forest products	67	71	(4)	(6)	(3)	202	212	(10)	(5)	(4)
- Energy, chemicals and plastics	208	187	21	11	15	651	638	13	2	3
- Metals, minerals, and consumer products	192	142	50	35	39	552	415	137	33	34
- Automotive	68	86	(18)	(21)	(18)	223	270	(47)	(17)	(17)
- Intermodal	341	347	(6)	(2)	(1)	1,004	974	30	3	3

Total Freight Revenues	$1,547	$1,510	$37	2	4	$4,708	$4,464	$244	5	6

Freight Revenue per Revenue Ton-Miles (RTM) (cents)
- Grain	4.07	4.05	0.02	—	3	4.06	3.94	0.12	3	4
- Coal	2.73	2.77	(0.04)	(1)	(1)	2.77	2.75	0.02	1	1
- Potash	2.53	2.21	0.32	14	16	2.60	2.35	0.25	11	12
- Fertilizers and sulphur	6.08	6.68	(0.60)	(9)	(7)	6.39	6.93	(0.54)	(8)	(7)
- Forest products	5.78	5.86	(0.08)	(1)	2	5.96	5.87	0.09	2	3
- Energy, chemicals and plastics	4.18	4.71	(0.53)	(11)	(9)	4.26	4.47	(0.21)	(5)	(3)
- Metals, minerals, and consumer products	6.32	6.53	(0.21)	(3)	—	6.49	6.83	(0.34)	(5)	(4)
- Automotive	21.62	21.91	(0.29)	(1)	2	21.92	20.68	1.24	6	7
- Intermodal	5.59	5.27	0.32	6	7	5.61	5.23	0.38	7	8

Total Freight Revenue per RTM	4.40	4.45	(0.05)	(1)	1	4.47	4.45	0.02	—	1

Freight Revenue per Carload
- Grain	$3,251	$3,272	$(21)	(1)	2	$3,402	$3,336	$66	2	3
- Coal	2,021	2,007	14	1	1	2,047	2,003	44	2	2
- Potash	2,978	2,782	196	7	9	3,013	2,878	135	5	5
- Fertilizers and sulphur	3,814	4,476	(662)	(15)	(13)	4,198	4,825	(627)	(13)	(13)
- Forest products	3,870	4,211	(341)	(8)	(5)	4,056	4,160	(104)	(3)	(2)
- Energy, chemicals and plastics	3,227	3,254	(27)	(1)	2	3,357	3,448	(91)	(3)	(2)
- Metals, minerals, and consumer products	2,806	2,821	(15)	(1)	2	2,888	2,862	26	1	2
- Automotive	2,737	2,985	(248)	(8)	(5)	2,788	2,777	11	—	1
- Intermodal	1,343	1,345	(2)	—	1	1,364	1,333	31	2	3

Total Freight Revenue per Carload	$2,321	$2,328	$(7)	—	2	$2,408	$2,379	$29	1	2

(1)
In the first quarter of 2017, CP revised the grouping of revenues, and aggregated certain lines of business where “Canadian Grain” and “U.S. Grain” were aggregated into the line of business "Grain"; “Chemicals and Plastics” and “Crude” were aggregated into the line of business "Energy, Chemicals and Plastics"; and “Domestic Intermodal" and “International Intermodal” were aggregated into the line of business "Intermodal". Prior period figures have been aggregated accordingly.

(2)
This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Page 3)

	Third Quarter				Year-to-date
Commodity Data (Continued)(1)	2017	2016	Total Change	% Change	2017	2016	Total Change	% Change

Millions of RTM
- Grain	8,627	9,180	(553)	(6)	27,274	26,404	870	3
- Coal	6,009	5,798	211	4	17,230	16,540	690	4
- Potash	4,083	3,651	432	12	11,919	10,333	1,586	15
- Fertilizers and sulphur	864	958	(94)	(10)	2,837	3,144	(307)	(10)
- Forest products	1,157	1,217	(60)	(5)	3,390	3,619	(229)	(6)
- Energy, chemicals and plastics	4,992	3,971	1,021	26	15,302	14,295	1,007	7
- Metals, minerals, and consumer products	3,030	2,171	859	40	8,512	6,067	2,445	40
- Automotive	316	393	(77)	(20)	1,016	1,305	(289)	(22)
- Intermodal	6,092	6,576	(484)	(7)	17,901	18,634	(733)	(4)

Total RTMs	35,170	33,915	1,255	4	105,381	100,341	5,040	5

Carloads (thousands)(3)
- Grain	108.0	113.6	(5.6)	(5)	325.6	312.2	13.4	4
- Coal	81.3	80.0	1.3	2	233.3	226.7	6.6	3
- Potash	34.6	29.0	5.6	19	102.9	84.2	18.7	22
- Fertilizers and sulphur	13.8	14.3	(0.5)	(3)	43.2	45.2	(2.0)	(4)
- Forest products	17.2	16.9	0.3	2	49.8	51.0	(1.2)	(2)
- Energy, chemicals and plastics	64.7	57.4	7.3	13	194.0	185.1	8.9	5
- Metals, minerals, and consumer products	68.2	50.3	17.9	36	191.1	144.9	46.2	32
- Automotive	25.0	28.9	(3.9)	(13)	79.9	97.2	(17.3)	(18)
- Intermodal	253.6	257.8	(4.2)	(2)	735.4	730.2	5.2	1

Total Carloads	666.4	648.2	18.2	3	1,955.2	1,876.7	78.5	4

	Third Quarter					Year-to-date
	2017	2016	Total Change	% Change	FX Adjusted % Change(2)	2017	2016	Total Change	% Change	FX Adjusted % Change(2)

Operating Expenses (millions)
Compensation and benefits	$256	$294	$(38)	(13)	(11)	$766	$907	$(141)	(16)	(15)
Fuel	150	138	12	9	12	480	394	86	22	23
Materials	45	39	6	15	15	142	133	9	7	8
Equipment rents	35	43	(8)	(19)	(17)	108	132	(24)	(18)	(18)
Depreciation and amortization	162	155	7	5	6	493	478	15	3	3
Purchased services and other	257	228	29	13	15	812	690	122	18	19

Total Operating Expenses	$905	$897	$8	1	3	$2,801	$2,734	$67	2	3

(1)
In the first quarter of 2017, CP revised the grouping of revenues, and aggregated certain lines of business where “Canadian Grain” and “U.S. Grain” were aggregated into the line of business "Grain"; “Chemicals and Plastics” and “Crude” were aggregated into the line of business "Energy, Chemicals and Plastics"; and “Domestic Intermodal" and “International Intermodal” were aggregated into the line of business "Intermodal". Prior period figures have been aggregated accordingly.

(2)
This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

(3)	Certain figures have been revised to conform with current presentation.

Summary of Rail Data (Page 4)

	Third Quarter				Year-to-date
	2017	2016 (1)	Total Change	% Change	2017 (1)	2016 (1)	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	62,311	60,297	2,014	3	186,899	180,461	6,438	4
Train miles (thousands)	7,444	7,305	139	2	22,786	22,626	160	1
Average train weight - excluding local traffic (tons)	8,990	8,891	99	1	8,775	8,623	152	2
Average train length - excluding local traffic (feet)	7,301	7,411	(110)	(1)	7,193	7,257	(64)	(1)
Average terminal dwell (hours)	6.6	7.0	(0.4)	(6)	6.5	6.8	(0.3)	(4)
Average train speed (mph)(2)	23.1	23.9	(0.8)	(3)	22.9	23.8	(0.9)	(4)
Fuel efficiency(3)	0.944	0.940	0.004	—	0.978	0.974	0.004	—
U.S. gallons of locomotive fuel consumed (millions)(4)	58.4	56.3	2.1	4	181.4	174.6	6.8	4
Average fuel price (U.S. dollars per U.S. gallon)	2.08	1.90	0.18	9	2.07	1.72	0.35	20

Total employees (average)(5)	12,149	11,750	399	3	11,990	12,175	(185)	(2)
Total employees (end of period)(5)	12,135	11,773	362	3	12,135	11,773	362	3
Workforce (end of period)(6)	12,219	11,827	392	3	12,219	11,827	392	3

Safety

FRA personal injuries per 200,000 employee-hours	1.63	1.87	(0.24)	(13)	1.67	1.55	0.12	8
FRA train accidents per million train miles	0.95	1.24	(0.29)	(23)	1.01	0.97	0.04	4

(1)
Certain figures have been revised to conform with current presentation or have been updated to reflect new information as certain operating statistics are estimated and can continue to be updated as actuals settle.

(2)
Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It excludes delay time related to customer or foreign railways, and also excludes the time and distance travelled by: i) trains used in or around CP’s yards; ii) passenger trains; and iii) trains used for repairing track.

(3)	Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs – freight and yard.

(4)	Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.

(5)	An employee is defined as an individual currently engaged in full-time or part-time employment with CP.

(6)	Workforce is defined as total employees plus contractors and consultants.

Non-GAAP Measures

The Company presents non-GAAP measures and cash flow information to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these non-GAAP measures facilitate a multi-period assessment of long-term profitability allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These non-GAAP measures have no standardized meaning and are not defined by GAAP and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information presented in accordance with GAAP.

Adjusted Performance Measures

The Company uses Adjusted income, Adjusted diluted earnings per share, Adjusted operating income and Adjusted operating ratio to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, and certain items outside the control of management. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impact reported earnings for the first nine months of 2017 and 2016 include:

2017:

•	in the second quarter, a charge on hedge roll and de-designation of $13 million ($10 million after deferred tax) that unfavourably impacted Diluted EPS by 7 cents;

•	in the second quarter, an insurance recovery of a legal settlement of $10 million ($7 million after current tax) that favourably impacted Diluted EPS by 5 cents;

•
in the first quarter, a management transition recovery of $51 million related to the retirement of Mr. E. Hunter Harrison as CEO of CP ($39 million after deferred tax) that favourably impacted Diluted EPS by 27 cents;

•	during the course of the year, a net deferred tax recovery of $14 million as a result of the change in income tax rates as follows:

•	in the third quarter, a deferred tax expense of $3 million as a result of the change in the Illinois state corporate income tax rate change that unfavourably impacted Diluted EPS by 2 cents;

•	in the second quarter, a deferred tax recovery of $17 million as a result of the change in the Saskatchewan provincial corporate income tax rate that favourably impacted Diluted EPS by 12 cents; and

•	during the course of the year, a net non-cash gain of $200 million ($174 million after deferred tax) due to FX translation of the Company’s U.S. dollar-denominated debt as follows:

•	in the third quarter, a $105 million gain ($91 million after deferred tax) that favourably impacted Diluted EPS by 62 cents;

•	in the second quarter, a $67 million gain ($59 million after deferred tax) that favourably impacted Diluted EPS by 40 cents; and

•	in the first quarter, a $28 million gain ($24 million after deferred tax) that favourably impacted Diluted EPS by 16 cents.
2016:

•	in the third quarter, a $25 million expense ($18 million after current tax) related to a legal settlement that unfavourably impacted Diluted EPS by 12 cents; and

•	during the first nine months, a net non-cash gain of $153 million ($132 million after deferred tax) due to FX translation of the Company’s U.S. dollar-denominated debt as follows:

•	in the third quarter, a $46 million loss ($40 million after deferred tax) that unfavourably impacted Diluted EPS by 27 cents;

•	in the second quarter, an $18 million gain ($16 million after deferred tax) that favourably impacted Diluted EPS by 10 cents; and

•	in the first quarter, a $181 million gain ($156 million after deferred tax) that favourably impacted Diluted EPS by $1.01.

2017 Outlook

For the full year 2017, CP expects double-digit percentage growth in Adjusted diluted EPS from full-year 2016 Adjusted diluted EPS of $10.29. The update in guidance is due to strong year-to-date performance and a constructive volume outlook through the remainder of the year. Assumptions underlying CP’s outlook include RTM growth in the mid single-digit percentages and a normalized income tax rate of approximately 26.50% for 2017. As previously disclosed, CP plans to invest approximately $1.25 billion in capital programs in 2017, an increase of 6% over the $1.18 billion spent in 2016.

Adjusted diluted EPS is defined and discussed further below. Although CP has provided a forward-looking non-GAAP measure, it is not practicable to provide a reconciliation to a forward-looking reported diluted EPS, the most comparable GAAP measure, due to unknown variables and uncertainty related to future results. These unknown variables may include unpredicted transactions of significant value. In past years, CP has recognized significant asset impairment charges and management transition costs related to senior executives. These or other similar, large unforeseen transactions affect diluted EPS but may be excluded from CP’s Adjusted diluted EPS. Additionally, the Canadian-to-U.S. dollar exchange rate is unpredictable and can have a significant impact on CP’s reported results but may be excluded from CP’s Adjusted diluted EPS. In particular, CP excludes the foreign exchange impact of translating the Company’s U.S. dollar denominated long-term debt from Adjusted diluted EPS. In 2017, CP has also excluded impacts from changes in income tax rates, insurance recoveries of legal settlements, and charges on hedge roll and de-designations. Please see note on forward-looking information for further discussion.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the non-GAAP measures for the three and nine months ended September 30, 2017 and 2016:

Adjusted income is calculated as Net income reported on a GAAP basis less significant items.

	For the three months ended September 30		For the nine months ended September 30
(in millions)	2017	2016	2017	2016
Net income as reported	$510	$347	$1,421	$1,215
Less significant items (pretax):
Management transition recovery	—	—	51	—
Impact of FX translation on U.S. dollar-denominated debt	105	(46)	200	153
Charge on hedge roll and de-designation	—	—	(13)	—
Legal settlement charge	—	(25)	—	(25)
Insurance recovery of legal settlement	—	—	10	—
Income tax rate change	(3)	—	14	—
Tax effect of adjustments(1)	14	(13)	38	14
Adjusted income	$422	$405	$1,197	$1,101
(1) The tax effect of adjustments was calculated as the pretax effect of the adjustments multiplied by the effective tax rate for each of the above items for the periods presented.

Adjusted diluted earnings per share is calculated using Adjusted income, as defined above, divided by the weighted-average diluted shares outstanding during the period as determined in accordance with GAAP.

	For the three months ended September 30		For the nine months ended September 30
	2017	2016	2017	2016
Diluted earnings per share as reported	$3.50	$2.34	$9.70	$8.02
Less significant items:
Management transition recovery	—	—	0.35	—
Impact of FX translation on U.S. dollar-denominated debt	0.72	(0.31)	1.36	1.01
Charge on hedge roll and de-designation	—	—	(0.09)	—
Legal settlement charge	—	(0.17)	—	(0.16)
Insurance recovery of legal settlement	—	—	0.07	—
Income tax rate change	(0.02)	—	0.10	—
Tax effect of adjustments(1)	0.10	(0.09)	0.26	0.09
Adjusted diluted earnings per share	$2.90	$2.73	$8.17	$7.26
(1) The tax effect of adjustments was calculated as the pretax effect of the adjustments multiplied by the effective tax rate for each of the above items for the periods presented.

Adjusted operating income is calculated as Operating income reported on a GAAP basis less significant items.

	For the three months ended September 30		For the nine months ended September 30
(in millions)	2017	2016	2017	2016
Operating income as reported	$690	$657	$2,040	$1,861
Less significant item:
Management transition recovery	—	—	51	—
Adjusted operating income	$690	$657	$1,989	$1,861

Adjusted operating ratio excludes those significant items that are reported within Operating income.

	For the three months ended September 30		For the nine months ended September 30
	2017	2016	2017	2016
Operating ratio as reported	56.7%	57.7%	57.9%	59.5%
Less significant item:
Management transition recovery	—%	—%	(1.0)%	—%
Adjusted operating ratio	56.7%	57.7%	58.9%	59.5%

Free Cash

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in Cash and cash equivalents balances resulting from FX fluctuations. Free cash is a measure that management considers to be an indicator of liquidity. Free cash is useful to investors and other external users of the consolidated financial statements as it assists with the evaluation of the Company's ability to generate cash from its operations without incurring additional external financing. Positive Free cash indicates the amount of cash available for reinvestment in the business, or cash that can be returned to investors through dividends, stock repurchase programs, debt retirements or a combination of these. Conversely, negative Free cash indicates the amount of cash that must be raised from investors through new debt or equity issues, reduction in available cash balances or a combination of these. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of Cash Provided by Operating Activities to Free Cash

	For the three months ended September 30		For the nine months ended September 30
(in millions)	2017	2016	2017	2016
Cash provided by operating activities	$527	$591	$1,449	$1,321
Cash used in investing activities	(306)	(278)	(861)	(817)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(7)	2	(13)	(16)
Free cash(1)	$214	$315	$575	$488
(1)The definition of Free cash has been revised to exclude the deduction of dividends paid. As a result of this change, Free cash was increased by $75 million and $182 million for the three and nine months ended September 30, 2016, respectively.

FX Adjusted Variance

FX adjusted variance allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period to period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period.

	For the three months ended September 30
(in millions)	Reported 2017	Reported 2016	Variance due to FX	FX Adjusted 2016	FX Adjusted % Change
Freight revenues	$1,547	$1,510	$(29)	$1,481	4
Non-freight revenues	48	44	—	44	9
Total revenues	1,595	1,554	(29)	1,525	5
Compensation and benefits	256	294	(5)	289	(11)
Fuel	150	138	(4)	134	12
Materials	45	39	—	39	15
Equipment rents	35	43	(1)	42	(17)
Depreciation and amortization	162	155	(2)	153	6
Purchased services and other	257	228	(5)	223	15
Total operating expenses	905	897	(17)	880	3
Operating income	$690	$657	$(12)	$645	7

	For the nine months ended September 30
(in millions)	Reported 2017	Reported 2016	Variance due to FX	FX Adjusted 2016	FX Adjusted % Change
Freight revenues	$4,708	$4,464	$(29)	$4,435	6
Non-freight revenues	133	131	—	131	2
Total revenues	4,841	4,595	(29)	4,566	6
Compensation and benefits	766	907	(4)	903	(15)
Fuel	480	394	(3)	391	23
Materials	142	133	(1)	132	8
Equipment rents	108	132	(1)	131	(18)
Depreciation and amortization	493	478	(1)	477	3
Purchased services and other	812	690	(5)	685	19
Total operating expenses	2,801	2,734	(15)	2,719	3
Operating income	$2,040	$1,861	$(14)	$1,847	10